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Investor Presentation
Investor Presentation
November/December 2006
November/December 2006
Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-136341
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the
SEC website
at www.sec.gov.
Additionally, further copies of the prospectus may be obtained from the underwriter, Sterne, Agee &
Leach, Inc., by calling W. Barry McRae at (205) 949-3555.

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“The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this
communication relates.  Before you invest, you should read
the prospectus in that registration statement and other
documents the issuer has filed with the SEC for more
complete information about the issuer and this offering.  You may obtain these documents for free by visiting EDGAR on
the SEC website at www.sec.gov.  Additionally, further
copies of the prospectus may be obtained from the
underwriter, Sterne, Agee & Leach, Inc., by calling W. Barry
McRae at (205) 949-3555.”
Full House Resorts, Inc.
Full House Resorts, Inc.

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The following statements are made pursuant to the safe harbor for forward-looking statements described in the Private Securities Litigation Reform Act of 1995.
In these presentations, we may make certain statements that are forward-looking, such as statements regarding Full House’s future results and plans and anticipated trends in the industries and economies in which Full House operates.
These forward-looking statements are the Company’s current expectations and the Company will make no effort to update these expectations based on subsequent events or knowledge. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including that our revenues may differ from that projected, that governmental and court approvals may not be forthcoming or may be delayed:
· Our growth strategies may not be realized;
· Our development and potential acquisition of new facilities may not occur;
· Trends in the gaming industries may be negative;
· We may not have access to capital, including the ability to finance future business requirements;
· There may be adverse changes in federal, state and local laws and regulations, including environmental and gaming license legislation and regulations; and
· Other risks detailed in our documents filed with the SEC.
Should one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-
looking statements made by the Company in these communications
Safe Harbor Statement
Safe Harbor Statement

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Full House Resorts, Inc. is an established gaming
company with a two-pronged business model:
• FLL develops, manages and operates local casinos for
American Indian Tribes and other independent gaming companies
• FLL acquires, improves and operates independent local casinos
Full House manages and owns independent casinos which
target local customers living and working in healthy demographic areas across the United States

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Issuer: Full House Resorts, Inc.
Ticker/ Listing: FLL / AMEX
Shares Offered: 6,000,000
Over-allotment: 15%
Shares Outstanding post-offering: 17,708,380
Price (as of 11/22/06): $3.29
Expected Pricing: Week of December 11
Underwriter: Sterne, Agee & Leach, Inc.
Use of Proceeds: Acquisition, Working Capital,
Debt Repayment
th

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USE OF PROCEEDS
USE OF PROCEEDS
Stockman's Casino
10,500,000
Indian Gaming Development
2,500,000
1992 Preferred Dividend
3,000,000
Transaction Expenses
2,000,000
General Corporate Purposes
4,000,000
22,000,000 $

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Historical Stock Appreciation
Historical Stock Appreciation
FLL = Blue
AMEX = Red
NASDAQ = Green
Midway Expansion
Nambe selects FLL as Manager
Northern Cheyenne select FLL as Manager
FLL begins trading on the AMEX
Stockman’s Announcement

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Management Vision Statement
Management Vision Statement
To provide:
•
superior return to its investors
•
security to its employees
•
opportunity to its partners and vendors and
•
support to our host communities

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Strategy
Strategy
•
Provide superior development and
management services to well-placed and
successful Native American gaming operations
•
Acquire at reasonable multiples, and operate
well-managed and successful local casinos
•
Look for greenfield opportunities in the local
casino arena

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Business Model
Business Model
Two areas of development:
Development and Management Services: Indian and Other Gaming
• Opportunity: Revenue and Earnings Growth
• Challenge:  Development Projects have long lead time
Acquisition and Operation: Commercial Casinos
• Opportunity:  Quickly accretive to earnings
Operations benefit from our experience
•
Challenge:  Competition for good properties
The mix of limited term management contracts and direct ownership spreads risk and allows continuing operations to fund development.

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Board of Directors
Board of Directors
LEE A. IACOCCA -DIRECTOR
since April, 1998. He founded EV Global Motors and is former Chief
Executive Officer and Chairman of the Board of Directors of Chrysler Corporation. He is Chairman of the
Iacocca Foundation and Chairman of the Committee for Corporate Support of Joslin Diabetes Foundation.
Mr. Iacocca is also Chairman Emeritus of the Statue of Liberty Foundation.
J. MICHAEL PAULSON- CHAIRMAN
and he has been involved in the real estate development
and investment business since 1986, as the Founder, Owner and President of Nevastar Investments Corp.
and Construction Specialist of Nevada, Inc. Mr. Paulson has been a director, president and general manager of Gold River Resort and Casino, Inc. and Gold River Operating Corporation since 2000.
WILLIAM P. McCOMAS- DIRECTOR
since November, 1992. He has been President of McComas
Properties, Inc.. Mr. McComas, and companies controlled by him, have developed several hotels and resorts.
DR. CARL G. BRAUNLICH- DIRECTOR
and an Associate Professor in the William F. Harrah College
of  Hotel Administration at University of Nevada, Las Vegas. He has been on the faculties of the hotel management programs at Cornell and Purdue Universities. He has held executive positions at several casinos. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel, etc.
He was on the Board of Directors of the National Council on Problem Gambling.
MARK J. MILLER- DIRECTOR
and has served as Executive Vice President and Chief Financial Officer
of Aero Products International. Mr. Miller was Executive Vice President and Chief Financial Officer of
American Skiing Company, owner and operator of seven well-known ski resorts. He was an Executive Vice
President of Showboat, Inc.
ANDRE M. HILLIOU, CHIEF EXECUTIVE OFFICER AND DIRECTOR.
With over 25 years
experience in the gaming industry, he was tapped to operate the Showboat Atlantic City, where he took the company from $30 million in net revenue to $130 million within two years.
Andre was chosen as Showboat's senior manager for its Sydney Harbour Casino project. He has served as President and CEO of other gaming companies.

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Strategy to Obtain Tribal
Strategy to Obtain Tribal
Management Contracts
Management Contracts
1) Initial contacts with Tribes are based on referrals from lenders, contractors,
1) Initial contacts with Tribes are based on referrals from lenders, contractors, architects and others.
architects and others.
2) A Letter of Intent is secured from the Tribe after making a presentation on the
2) A Letter of Intent is secured from the Tribe after making a presentation on the qualifications of Full House.
qualifications of Full House.
3) An independent market study is performed to determine the viability of the project.
3) An independent market study is performed to determine the viability of the project.
4) Budgets, based on the market study,
4) Budgets, based on the market study,
and architectural renderings are presented to the
and architectural renderings are presented to the
Tribal authority in a formal presentation to secure approval of Full House as the
Tribal authority in a formal presentation to secure approval of Full House as the developer and manager.
developer and manager.
5)
5)
Lee Iacocca's involvement in the process includes the following:
Lee Iacocca's involvement in the process includes the following:
a) He is featured in the marketing brochures and promotional materials that are
a) He is featured in the marketing brochures and promotional materials that are given to the Tribe
given to the Tribe
during the first
during the first
introductions.
introductions.
b) Mr. Iacocca
b) Mr. Iacocca
gives the opening and closing remarks (on video) in our formal gives the opening and closing remarks (on video) in our formal power point presentations.
power point presentations.
c) He has entertained tribal leaders in his home.
c) He has entertained tribal leaders in his home.
d) Occasionally he
d) Occasionally he
writes letters,
writes letters,
sends autographed copies of his books, and
sends autographed copies of his books, and
personally meets with tribal officials.
personally meets with tribal officials.

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Acquisition Strategy
Acquisition Strategy
Accretive to Earnings
Strong Pattern of Revenue Growth
Strong Management willing to remain
Market Leader
Strong Operational Base
Expansion Opportunities
Availability of operations for training Indian Casino Employees

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Management Team
Management Team
Full House Resorts, Inc.
Full House Resorts, Inc.
Andre Hilliou - over 25 years gaming experience. Turn around experience. Senior positions with public companies. Opened and operated major casino developments in Atlantic City and Sydney Australia.
Greg Violette - 14 years executive experience in Native American & commercial gaming development and operations including start-ups and a turn-around.
Wes Elam - 27 years executive experience in every major aspect of casino operations and start-up.  Has managed casinos from Atlantic City to Louisiana and Ontario, Canada and opened the premier facility in Australia, the Star City Casino.
Jim Meier - CPA with a Master’s in Hotel Administration. Experienced in both property and corporate accounting of both public and private gaming companies.
Jim Dacey – serves as the company's liaison to the tribal governments. He has extensive experience in project and contract management, customer relationship management, as well as implementation of the business process.
Barth Aaron - Over 18 years experience as a gaming regulator and legal officer for public and private major gaming operators and equipment suppliers.

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Team Accomplishments
Team Accomplishments
Increased annual earnings growth by improving current operations.
Currently three projects in development anticipated to open in 2007 or early
2008.
Recovery of $1 million from Torres Martinez tribe on project previously thought unrecoverable.
Company in aggressive growth mode with marketing plan, web site and associated increase in historical stock price
Successfully located a commercial casino in Fallon, Nevada to acquire at an
EBITDA multiple within our guidelines.
Increased stock price from $0.75 to over $3.00
Obtained listing on American Stock Exchange

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Management Team
Management Team
Andre M. Hilliou
President, CEO
and Director
Barth F. Aaron
Secretary &
General Counsel
T. Wesley Elam
VP Operations &
Project Management
James D. Meier
CFO &
Treasurer
Greg Violette
Executive VP of
Development
James P. Dacey
VP Development
Accounting Staff

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Full House
Resorts, Inc.
AMEX:FLL
Gaming Management
Projects
Developer/Manager
Company Owned
Gaming
Projects
Owner/ Operator
Harrington
Raceway’s
Midway Slots,
Harrington, DE
Firekeepers
Casino,
Battle Creek, MI
Nambe Casino,
Santa Fe, NM
Tongue River
Casino,
Decker, MT
Stockman’s
Casino,
Fallon, NV
Organizational Structure
Organizational Structure

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Experienced Management Team
Experienced Management Team
Full House’s operating expertise and proven track record of financing, developing and managing gaming facilities, including overseeing significant expansion efforts will be invaluable to future projects
Full House has successfully developed, financed and managed Midway Slots and Simulcast in Harrington, Delaware:
Midway Slots and Simulcast
Facility Opened with: Completed Expansions: Announced Expansion to include:
35,000 square feet                    75,000 square feet    Expand to 142,000 square feet
500 gaming devices                  1,581 gaming devices    2,000 gaming devices
Simulcast parlor                       450 seat buffet Gourmet Restaurant
Small buffet                             50 seat diner
Entertainment lounge areas

22 22 Firekeepers’ Firekeepers’ Casino, Michigan Casino, Michigan

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Marketing the Firekeepers’
Marketing the Firekeepers’
Casino Financing
Casino Financing
Battle Creek, Michigan
Battle Creek, Michigan
City Center
Population
(1)
Median Household
Income
(2)
1
Ann Arbor (Washtenaw County)
341,847 $51,990
2
Battle Creek (Calhoun County)
139,191 $38,918
3
Birmingham (Oakland County)
1,214,361 $61,907
4
Brighton (Livingston County)
181,517 $67,400
5
Grand Haven (Ottawa County)
255,406 $52,347
6
Grand Rapids (Kent County)
596,666 $45,980
7
Kalamazoo (Kalamazoo County)
240,536 $42,022
8 Lansing (Ingham County) 278,592 $40,774
9
Fort Wayne, IN (Allen County)
344,006 $42,671
(1)Source:U.S.Census Bureau, 2005 Estimates
(2)Source:U.S.Census Bureau, 2000

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Situation Overview
Situation Overview
Close Proximity to Chicago and Detroit in addition to other major Michigan metropolitan markets
•
Closest casino for over a million Michigan Residents
•
Diverse and strong local economy
•
Numerous attractions and strong visitation trends
Proposed site is irreplaceable, and provides the Tribe with a competitive advantage vis-à-vis existing operators and possible new entrants
•
Assembling a comparable site in such a location likely to be extraordinarily challenging & time consuming
•
Size of site provides Tribe with significant development/growth pipeline
•
Excellent road access to all major highways, especially I-94 and I-69
The Tribe’s casino will be a major competitor to the existing Native American casino operators
•
Most other Native American casinos are located in the Northern part of the state
•
Generally dated facilities offering less than 2,000 gaming positions
Given the superior location of the Project, the developmental potential of the site and the superior relative position of the
Project, we believe the Company can develop a world class
property.

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Project Status
Project Status
CONTRUCTION BEGIN:
1Q-2Q/07
GRAND OPENING: 3Q/08
STATUS:
4Q 2006 3Q 2007 1Q-2Q 2007
Yes    Expected Yes Yes Expected Expected
MICHIGAN  PROJECT
FIREKEEPERS CASINO
Compact
Signed Land In Trust
Financing
Complete
NIGC
Approval
Environmental
Assessment
Management
Agreement

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Industry Comparables
Industry Comparables
Greektown Motor City
MGM Grand
Detroit Blue Chip Casino
Owner
Sault Ste. Marie
Tribe of Chippewa
Indians
Marian Bayoff
Ilitch MGM
Boyd Gaming
Corporation
Slots 2,422 2,463 2,840 2,171
Tables 80 88 72 54
Positions 2,902 2,991 3,272 2,495
Win Per Position Per Day, net $317 $395 $385 $322
Net Revenue($mm) $335.6 $432.2 $460.7 $293.4
Source: Michigan and Indiana Gaming Boards and www.casinocity.com
Note: Michigan Calander Year 2005 Revenue; Indiana Fiscal Year 2006 Revenue

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Project Status
Project Status
CONTRUCTION BEGIN:
1Q-2Q/2007
GRAND OPENING
4Q/2007
STATUS:
Yes Yes Expected Yes Expected Expected
4Q 2006 1Q-2Q 2007 1Q-2Q 2007
Environmental
Assessment
NAMBE PROJECT
SANTA FE, NEW MEXICO
Compact
Signed Land In Trust
Management
Agreement
Financing
Complete
NIGC
Approval

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Industry Comparables
Industry Comparables
Casino Tribe/Pueblo Slots Tables Positions Win (1) Win per Day
Cities of Gold (1) Pojoaque 717 12 801 18,248,007 $    84.38 $
OhKay Casino Resort San Juan 690 5 725 26,993,695 $    102.01 $
Big Rock Casino Santa Clara 350 7 399 18,739,488 $    128.67 $
Camel Rock Casino Tesuque 674 7 723 30,526,799 $    115.68 $
Source: New Mexico Gaming Control and www.casinocity.com
(1) 3Q05 - 2Q06, except Pojoaque 4Q05-2Q06
Note: Pojoaque operate two facilities and report on a combined basis

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Project Status
Project Status
CONTRUCTION BEGIN:
2Q/2007
GRAND OPENING
4Q/2007
STATUS:
Yes Yes Expected Yes Expected Expected
4Q 2006 1Q-2Q  2007 2Q 2007
NORTHERN CHEYENNE PROJECT
DECKER, MONTANA
TONGUE RIVER CASINO
Land In
Trust
Environmental
Assessment
Management
Agreement
Financing
Complete
NIGC
Approval
Compact
Signed

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Industry Comparables
Industry Comparables
County Jurisdiction
Establishments Positions
2004 Gaming
Tax Renenues
Annual Gaming
Revenue
Annual
Revenue/
Machine Win/Machine
Big Horn
County 3 20 $33,725 $224,833 $11,242 $31
Hardin 10 126 $466,138 $3,107,587 $24,663 $68
Yellowstone
County 28 266 $713,298 $4,755,320 $17,877 $49
Billings 133 1955 $8,295,356 $55,302,373 $28,288 $78
Broadview 2 3 $1,695 $11,300 $3,767 $10
Laurel 10 150 $486,032 $3,240,213 $21,601 $59
Source: Montana Department of Justice, Gaming Control Division

36 36 Acquisition of Stockman’s Hotel and Casino Acquisition of Stockman’s Hotel and Casino

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Acquisition: Stockman’s Casino
Acquisition: Stockman’s Casino
On April 6, 2006, FLL signed an agreement to acquire Stockman’s Casino and Holiday
Inn Express in Fallon, Nevada.
Closing expected on or before January 31, 2007 upon obtaining of regulatory approvals.
Stockman’s Casino consists of
Approximately 8,400 square feet of gaming space
280 slot machines
4 blackjack tables
Keno game
Only casino in town with a player’s club and rating system.
Fine dining restaurant, 24-hour coffee shop and a bar.
The Holiday Inn Express
98 guest rooms
Indoor and outdoor swimming pools, sauna, fitness club
Meeting room and business center.
Of 7 non-restricted gaming licensees in Fallon, Stockman’s maintains 26% of the slot market and 35% of the total market revenue.
(1)
(1)
Source: Nevada Gaming Control Board Monthly Reports

38 38 Acquisition Strategy Acquisition Strategy Accretive to Earnings Strong Pattern of Revenue Growth Strong Management willing to remain Market Leader Strong Operational Base Expansion Opportunities

39 39 Stockman’s Casino Stockman’s Casino

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Stockman’s Financial Summary
Stockman’s Financial Summary
9-months 12-months 12-months
Unaudited Audited Audited
Sept 2006 2005 2004
Revenues 8,866,085 $               11,256,964 $         10,578,839 $
EBITDA - adjusted 3,516,746 $               4,418,377 $           4,223,892 $
EBITDA - adj. % 40% 39% 40%
Note:
Financial EBITDA is adjusted as outlined in purchase agreement.

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